Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 14, 2022

Registration Statement No. 333-261851-01

**PRICING DETAILS** $1.211+bln AmeriCredit Automobile Receivables Trust 2022-2 (AMCAR 2022-2)

Joint Leads: J.P. Morgan (struc), Citi, Morgan Stanley, RBC, Societe Generale

Co-Managers: BNP, Credit Agricole, MUFG, Wells Fargo

Selling Group: Loop Capital

CL	AMT ($MM)	WAL	MDY/S&P	P.WIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
==========================================================================================================

A-1	223.00	0.19	P-1/A-1+	1-5	11/22	06/23	I-Curve +60	2.192	2.192	100.00000

A-2-A	396.61	0.99	Aaa/AAA	5-21	03/24	12/25	I-Curve +120	4.245	4.20	99.99243

A-2-B	100.00	0.99	Aaa/AAA	5-21	03/24	12/25	SOFR +115			100.00000

A-3	269.06	2.18	Aaa/AAA	21-32	02/25	04/28	I-Curve +100	4.430	4.38	99.98007

B	93.27	2.89	Aa2/AA	32-37	07/25	04/28	I-Curve +135	4.866	4.81	99.98021

C	129.13	3.41	A2/A	37-45	03/26	04/28	I-Curve +185	5.380	5.32	99.99802

D	100.45			<<RETAINED>>

E	40.90			<<RETAINED>>
==========================================================================================================

*A-2-B benchmark is SOFR30A

Expected Settle: 06/22/22	Registration: SEC Registered
First Pay Date: 07/18/22	ERISA: Yes
Expected Ratings: Moody’s, S&P	Pxing Speed: 1.50% ABS to 10.00% Call
Ticker: AMCAR 2022-2	Min Denoms: $1k x $1k
Expected Pricing: Priced	Bill & Deliver: J.P. Morgan

ABS-15G Filing: Fri, 06/03

CUSIPs	Available Information
A-1 03065WAA3	• Preliminary Prospectus: Attached
A-2-A 03065WAB1	• Ratings FWP: Attached
A-2-B 03065WAC9	• Intex CDI: Separate Message
A-3 03065WAD7	• DealRoadshow.com: AMCAR222
B 03065WAE5
C 03065WAF2

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.